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                                                                   EXHIBIT 99.1


                              [Olicom Letterhead]



                                  July 7, 1997


                  NOTICE TO PERSONS GRANTED OPTIONS UNDER THE
                               STOCK OPTION PLANS
                            OF CROSSCOMM CORPORATION

         You currently hold one or more options as set forth on the attached schedule to purchase shares of the common stock of CrossComm Corporation, a Delaware corporation ("CrossComm"), which were granted pursuant to the CrossComm Corporation Amended 1988 Incentive Stock Option Plan, Amended 1989 Incentive Stock Option Plan, 1991 Incentive Stock Option Plan, 1992 Stock Option Plan, 1992 Directors' Option Plan, 1994 Stock Option Plan or 1996 Stock Option Plan (collectively, the "CrossComm Option Plans").

         As you may know, CrossComm entered into an Agreement and Plan of Reorganization dated as of March 20, 1997, among Olicom A/S ("Olicom"), PW Acquisition Corporation, a wholly-owned subsidiary of Olicom ("MergerSub"), and CrossComm (the "Merger Agreement"). Pursuant to the Merger Agreement, MergerSub was merged into CrossComm, and CrossComm became a wholly-owned subsidiary of Olicom as of the Effective Time of the Merger, which occurred on June 12, 1997.

         Pursuant to the Merger Agreement, at the Effective Time Olicom assumed all outstanding options ("CrossComm Options") to purchase common stock in CrossComm under the CrossComm Option Plans and substituted common stock in Olicom ("Olicom Common Stock") for common stock in CrossComm under the assumed CrossComm Options.

         At the Effective Time, each outstanding CrossComm Option, whether vested, was deemed to constitute an option to acquire the number of whole shares of Olicom Common Stock equal to the product (rounded down to the nearest whole number of shares) of (i) the number of shares of CrossComm Common Stock that remained unexercised (whether vested or unvested) under each CrossComm Option immediately prior to the Effective Time, multiplied by (ii) 0.595. The per share exercise price for the Olicom Common Stock issuable upon exercise of the assumed CrossComm Options was adjusted to the result (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of CrossComm Common Stock at which such option was exercisable immediately prior to the Effective Time divided, by (y) 0.595. The attached schedule sets forth the number of shares of Olicom Common Stock which you may purchase and the adjusted per share exercise price under your CrossComm Option(s).

         Except as described in the preceding paragraph, all other terms and conditions of the CrossComm Options assumed by Olicom will continue in full force and effect. Accordingly, each assumed CrossComm Option remains subject to the same exercise and vesting terms and expiration date as set forth in the agreement evidencing such CrossComm Option, and your continuous employment or service with CrossComm (now known as Olicom Enterprise Products, Inc.) and


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Olicom (including Olicom, Inc.) whether occurring before or after the Effective
Time, will be credited to you for all such purposes under the assumed CrossComm Option. In this regard, the adjustments in the number of shares subject to each such option and the exercise price therefor do not affect the change of control provisions contained in the various CrossComm Option Plans.

         It is intended that each assumed CrossComm Option qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent that such option qualified as an incentive stock option immediately prior to the Effective Time. However, you should consult with your own tax advisors regarding the tax effects of the assumption of the CrossComm Options by Olicom and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, without limitation, holding period requirements.

         Lastly, please note that the sale by you of Olicom Common Stock purchased pursuant to the exercise of assumed options is subject to Olicom's current Corporate Policy Statement, which, among other things, strictly prohibits directors, officers and employees of Olicom and its subsidiaries from purchasing or selling Olicom Common Stock, or warrants or options to purchase Olicom Common Stock, (i) while in the possession of material inside information, or (ii) from the 20th day of each calendar quarter until the expiration of a full business day after the quarter's earnings have been publicly released. Accordingly, the trading window is currently closed, and is not anticipated to open until one full business day after Olicom publicly releases its earnings for the second quarter. Olicom presently anticipates that it will publicly release such earnings on July ___, 1997 (and therefore, the trading window will open on July ___, 1997). These dates are very preliminary and subject to change. Olicom's senior management is currently reviewing the Corporate Policy Statement, and it is possible that changes will be made therein in the near future. However, until you are notified of such changes, the Corporate Policy Statement adopted by Olicom's Board of Directors on May 4, 1993, will remain effective.

         If you have any questions with respect to Olicom's assumption of your CrossComm Option(s), please contact ________________________ at (972)
______________________.


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              SCHEDULE OF CROSSCOMM OPTIONS ASSUMED BY OLICOM A/S


Name of Optionee:
                  --------------------------------------------------------------

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                                 Pre-Merger                                                        Post-Merger
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
          Number of Shares of                   Exercise                    Number of Shares of                   Exercise
        CrossComm Common Stock                    Price                     Olicom Common Stock                     Price
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